Exhibit (d)(11)

EXECUTION VERSION

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of August 3, 2011, by and between GA ITR Holdco, L.P., a Delaware limited partnership (the “Transferor”), Beagle Parent LLC, a Delaware limited liability company (the “Transferee”), ITR Holdco GP, LLC, a Delaware limited liability company (the “GP”), GA-H&F ITR Holdco, L.P., a Delaware limited partnership (the “Partnership”), and H&F ITR Holdco, L.P. (the “H&F Member”).

WHEREAS, the Transferor is a limited partner of the Partnership and a member of the GP; and

WHEREAS, the Transferor desires to transfer to the Transferee, and the Transferee desires to acquire, (a) all of Transferor’s right, title and interest in and to the Partnership (the “Partnership Interest”) and (b) all of Transferor’s right, title and interest in and to the GP (the “GP Interest” and together with the Partnership Interest, the “Transferred Interests”), in each case in connection with and upon the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 3, 2011, by and among Emdeon, Inc. (the “Company”), Beagle Parent Corp. and Beagle Acquisition Corp. (the “Merger Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

1. Transfer of the Transferred Interests.

(a) Subject only to the occurrence of the Effective Time (as defined in the Merger Agreement) and to the proviso included in the second sentence of this Section 1(a), and immediately upon the occurrence of the Effective Time, all right, title and interest of the Transferor to the Transferred Interests shall be immediately and automatically transferred and assigned to the Transferee in exchange for good and valuable consideration the receipt of which is acknowledged by the Transferor, and the Transferee shall accept the transfer and assignment and shall assume all rights and obligations with respect to the Transferred Interests, in each case, without further action by any party hereto (the “Closing”). From and after the Closing, the Transferor releases any right of future payment with respect to the Transferred Interests from any of the Partnership, the GP, the Transferee or the H&F Member, provided that, notwithstanding the foregoing, the Transferor shall retain the following rights to payments in respect of the Transferred Interests: (i) distributions from the Partnership in respect of the Partnership Interest relating to payments from the Company in respect of calendar year 2010, which distributions shall be made before any amounts are distributed to Transferee in respect of calendar year 2010, subject to a cap on all such distributions to Transferor of $750,000, and (ii) distributions from the Partnership in respect of the Partnership Interest relating to payments from the Company relating to tax benefits in respect of any tax periods subsequent to calendar year 2010, which distributions shall be made before any amounts are distributed to Transferee in respect of such subsequent tax periods, subject to a cap on all such distributions to Transferor of $2,000,000 in the aggregate. Transferee shall cause the Partnership to make any such distributions owed to Transferor pursuant to the immediately preceding proviso as promptly as practicable after the determination thereof and the payment thereof from the Company to the Partnership, provided that the amount payable to Transferor relating to payments from the Company relating to tax benefits in respect of calendar year 2010 shall be made in the month of January 2012 to the extent such amounts have then been paid to the Partnership and in any event as promptly as practicable after such amounts are paid to the Partnership (whether in January 2012 or at another time). The Partnership shall provide to Transferor all notices received by any party pursuant to Section 7.1 of the Tax Receivable Agreements until all payments owed to Transferor under this Section 1(a) are made. In order to audit the accuracy and full performance of the Partnership’s obligation to make such payments to Transferor, (i) the Partnership shall grant Transferor reasonable access to the books and records of the Partnership and shall furnish such financial and operating data and other information relating to the Partnership as Transferor may reasonably request, and (ii) the Transferee shall use its reasonable best efforts to, and shall use their reasonable best efforts to cause their affiliates that are stockholders in the Company to, cause the Company to grant Transferor reasonable access to the books and records and personnel of the Company and furnish such financial and operating data and other information relating to the Company as Transferor may reasonably request.

(b) The Transferor and the Transferee each acknowledge that the transfer of the Transferred Interests from the Transferor to the Transferee is subject to, but only to, the consummation of the transactions contemplated by the Merger Agreement, and this Agreement shall terminate, with no consideration due to any party, upon a termination of the Merger Agreement in accordance with the terms thereof.

(c) At the Closing, the Transferee shall deliver to the Partnership and the GP counterpart signature pages to the Partnership’s limited partnership agreement (the “Partnership Agreement”) and the GP’s limited liability company agreement (the “LLC Agreement”).

(d) Notwithstanding anything in the foregoing or this Agreement that may be deemed to the contrary, in no event will the Transferor be required to perform its obligations under this Agreement if there has been any change in the Merger Agreement (whether by amendment, modification or waiver) that results in a change in price or consideration payable to it (and/or its Affiliates (as defined in the Merger Agreement)) thereunder or is otherwise materially adverse to it (and/or its Affiliates), in any such case without Transferor’s prior written consent.

2. Transferor Representations. Subject to Section 1(d), the Transferor represents and warrants to the Transferee, as of the date hereof and as of the Closing Date, as follows:

(a) The Transferor is duly organized and validly existing under the laws of Delaware. This Agreement has been duly executed and delivered by the Transferor and constitutes a legal, valid and binding obligation of the Transferor enforceable against the Transferor, in accordance with its terms, subject to the Enforceability Exceptions (as defined in the Merger Agreement).

(b) The Transferor has all requisite entity power and authority to enter into this Agreement and to assign the Transferred Interests to the Transferee. The execution and delivery of this Agreement by the Transferor and the consummation of transactions hereunder by the Transferor do not conflict with, violate any of the terms and provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or obligation to which the Transferor is a party or by which any of its properties are bound, the Transferor’s constituent documents or other documents or any law, statute, regulation, decree, judgment, license, order agreement or other restriction applicable to the Transferor.

(c) Subject to any transfer restrictions in the Partnership Agreement or arising under U.S. federal or state securities laws, the Transferor owns all right, title and interest in and to the Transferred Interests, free and clear of all claims, liens, pledges, charges, security interests, encumbrances, or rights of any nature of any third party.

(d) Schedule A sets forth the capital account balances with respect to the Transferred Interests as of the date hereof. There have been no distributions to the Transferor from the Partnership that are returnable to the Partnership under the terms of the Partnership Agreement or provision of applicable law.

(e) The Transferor has not waived any of its rights under the Partnership Agreement or the LLC Agreement which has or would adversely affect the Transferred Interests. The Transferor is not in breach of the Partnership Agreement or the LLC Agreement.

(f) The Transferor has received all payments, distributions and other amounts it is entitled to receive from the each of the Partnership and the GP.

(g) Neither the Existing GA Owners (as defined in the Tax Receivable Agreements) nor the Transferor has any rights to receive payments in respect of the Company’s cash Tax savings attributable to various tax benefits generated by the Exchanges (as defined in the Tax Receivable Agreements). The Existing GA Owners have previously contributed to the Transferor, and the Transferor has previously received, all of Existing GA Owners’ rights to receive payments in respect of the Company’s cash Tax savings attributable to various tax benefits that are subject to Tax Receivable Agreement (Reorganizations) (including their rights under such Tax Receivable Agreement). The Transferor has previously contributed to the Partnership, and the Partnership has previously received, all of the Transferor’s rights to receive payments in respect of the Company’s cash Tax savings attributable to various tax benefits that are subject to the Tax Receivable Agreement (Reorganizations) (including their rights under such Tax Receivable Agreement).

3. H&F Member Representations. The H&F Member represents and warrants to the Transferee, as of the date hereof and as of the Closing Date, as follows:

(a) To the Knowledge of the H&F Member, no circumstances exist that could be grounds for claims for contribution or indemnity by any person indemnified pursuant to the applicable provisions of the Partnership Agreement or the LLC Agreement, and, to the Knowledge of the H&F Member no claim has been made against the Partnership, the GP or the H&F Member.

(b) To the Knowledge of the H&F Member and other than the transactions contemplated by this Agreement, the Interim Investors Agreement by and among Beagle Parent Corp. and the Investors party thereto, dated as of August 3, 2011 (the “Interim Investors Agreement”), the Rollover Agreement (as defined in the Merger Agreement), the Merger Agreement and the Unit Purchase Agreement (as defined in the Interim Investors Agreement), none of the Partnership, the GP or the H&F Member has taken any action outside of the ordinary course of business or failed to take any action that would be reasonably expected to have the effect of requiring the application of one or more Valuation Assumptions (as defined in one or more of the applicable Tax Receivable Agreements (as defined in the Merger Agreement)) in determining the Company’s obligations under any such Tax Receivable Agreement.

4. Transferee Representations. The Transferee represents and warrants to the Transferor, as of the date hereof and as of the Closing Date, as follows:

(a) The Transferee is duly organized and validly existing under the laws of the jurisdiction of its formation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Transferee. This Agreement has been duly executed and delivered by the Transferee and constitutes a legal, valid and binding obligation of the Transferee enforceable against the Transferee in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Transferee has all requisite entity power and authority to enter into this Agreement, to receive the assignment of the Transferred Interests and to assume obligations of the Transferor as provided herein, and the execution and delivery of this Agreement by the Transferee and the consummation of the transactions hereunder by the Transferee do not conflict with, violate any of the terms and provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or obligation to which the Transferee is a party or by which any of its properties are bound or any governing instruments of the Transferee, or any law, statute, regulation, decree, judgment, license, order agreement or other restriction applicable to the Transferee.

(c) The Transferee has received all approvals and consents of any governmental agency or authority required in connection with the assignment of the Interest and the execution and delivery of this Agreement and the consummation of the respective transactions contemplated hereby, and such approvals and consents are in full force and effect as of the date thereof.

(d) The Transferee is acquiring the Transferred Interests for investment purposes only and the Transferee has no present intention to transfer the Transferred Interests. The Transferee agrees to transfer the Transferred Interests only under and in accordance with the restrictions described in the Partnership Agreement and the LLC Agreement, as applicable.

5. Covenants and Agreements.

(a) Except as otherwise provided in Section 1(a), following the date hereof, the Partnership shall not (and the GP shall cause the Partnership not to) make any payments or distributions to the Transferor or any of its Affiliates from the assets of the Partnership, but shall hold any such payments or distributions for the benefit of the holder or holders of the Transferred Interests. Following the Closing, or the termination of the Agreement, the Partnership shall, and the GP shall cause the Partnership to, make any payments or distributions withheld pursuant to the immediately preceding sentence to be immediately distributed to the holder or holders of the Transferred Interests.

(b) Prior to the Closing, other than in connection with the transactions contemplated by the Interim Investors Agreement, the Merger Agreement, the Rollover Agreement, the Unit Purchase Agreement and this Agreement, the H&F Member will not, outside of the ordinary course of business, (i) take any action or fail to take any action that would reasonably be expected to have the effect of requiring the application of one or more Valuation Assumptions in determining the Company’s obligations under any Tax Receivable Agreement, or (ii) take any action that will result in increasing, accelerating or fixing the Company’s liability under any Tax Receivable Agreement.

(c) At the Closing, each of the Transferor and the Transferee shall provide to the other a closing certificate dated the Closing Date and signed by an authorized signatory to the effect that its representations and warranties contained herein are true and correct in all material respects, in each case as of the Closing Date as though made at and as of such date.

6. GP Consent; Admission of the Transferee; Partnership Agreement Amendments. Except where Section 1(d) applies:

(a) The GP hereby (i) consents to the transfer and assignment of the Transferred Interests and to the admission of the Transferee as a limited partner of the Partnership and as a member of the GP in place and stead of the Transferor upon the Closing, (ii) confirms that, upon the Closing, the conditions to a transfer of the Transferred Interests in accordance with the Partnership Agreement and the LLC Agreement will have been satisfied or waived and (iii) agrees to duly register the transfer and assignment of the Transferred Interests on the books and records of the Partnership and the GP on the Closing Date.

(b) The GP and the Transferor agree that, from and after the Closing, all distributions, capital account credits and other payments made in respect of the Transferred Interests shall be payable to or for the benefit of the Transferee.

(c) The GP, on behalf of the Partnership, the Transferor, the Transferee and the H&F Member agree to enter into an amendment to the Tax Receivable Agreements in the forms attached hereto on Annex A.

(d) The GP, the H&F Member and the Transferee hereby agree to amend the Partnership Agreement upon the Closing to make the following changes (and any other changes agreed upon prior to the Closing):

i.	Delete Section 3.07;

ii.	Appoint the Transferee as Tax Matters Partner;

iii.	Make such other conforming changes as necessary to reflect the admission of the Transferee or its assignee as a limited partner with all of the rights and privileges previously enjoyed by the Transferor.

(e) The H&F Member and the Transferee agree to amend the LLC Agreement upon the Closing to make any conforming changes as necessary to reflect the admission of the Transferee or its assignee as a member with all of the rights and privileges previously enjoyed by the Transferor.

(f) The H&F Member hereby (i) represents and warrants, as of the date hereof and as of the Closing Date, that it has received all payments, distributions and other amounts it is entitled to receive from the each of the Partnership and the GP and (ii) agrees that it shall not request that the Partnership make an election under Section 754 of the Code in connection with the transactions contemplated by this Agreement.

(g) The H&F Member hereby represents and warrants, as of the date hereof and as of the Closing Date, that it has not taken any action or failed to take any action that is inconsistent with the position that H&F Harrington Inc. acquired its Contractual Right (all such terms as defined in the Partnership Agreement) in an installment sale transaction taxable for federal income tax purposes under Section 453 of the Code.

7. Miscellaneous.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(b) “Knowledge of the H&F Member” shall mean the actual knowledge of the persons listed on Schedule 7(b) of this Agreement.

(c) The representations and warranties of the H&F Member, and the covenants to be performed at or prior to the Closing by the H&F Member, shall, in each case, not survive the Closing, and upon the Closing, H&F shall have no liability with respect to such representations, warranties and covenants.

(d) Each party hereto agrees that it will, upon request of the other party, execute and deliver such further documents and instruments, and shall perform such further acts, as the other party may reasonably deem to be necessary or desirable to complete the transfer and assignment of the Transferred Interests from the Transferor to the Transferee contemplated hereunder.

(e) Each party hereto agrees that the existence and terms of this Agreement are confidential and each party hereto agrees that it shall not, without the prior written consent of the other, whether or not the assignment of the Transferred Interests to the Transferee is completed, disclose to any other person the existence or terms of this Agreement or the terms of any letter of intent or other discussions between the parties hereto regarding the subject matter hereof. Notwithstanding the foregoing, each of the Transferor and the Transferee may disclose this Agreement to its professional advisers and its officers, directors, agents, members and employees as may be required in the evaluation or approval hereof by such persons and provided further that upon completion of the transactions contemplated hereby, each of the Transferor and the Transferee may disclose the material terms hereof to its shareholders, partners or members.

(f) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed and performed in that state, without regard to principles of conflict of laws.

(g) Nothing in this Agreement is intended or will be construed to confer upon or to give any person not a party hereto any rights, remedies or obligations under or by reason of this Agreement. This Agreement and the Merger Agreement (i) constitute the entire agreement between the parties hereto and thereto with respect to the transactions contemplated by this Agreement and the Merger Agreement and (ii) supersede all prior agreements, written or oral, among the parties with respect to the subject matter hereof and thereof.

(h) Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed, in the case of the amendment, by each party to this Agreement or, in the case of a waiver, by the party or parties asserted to have made such waiver. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement or to take any such action.

(i) The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any and all other provisions hereof.

(j) This Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement may not be assigned without the prior written consent of each of the parties hereto; except, that the Transferee may assign its rights under this Agreement to acquire all or a portion of the Transferred Interests to any affiliate of the Transferee. If such assignment to an affiliate of the Transferee shall be made by the Transferee, such affiliate shall be entitled to all of the rights and shall assume all of the obligations of the Transferee under this Agreement, and such affiliate shall be responsible for its own representations on the Closing Date (if such transfer or assignment occurs before the Closing Date) and for any breach of any representation or warranty made by Transferee under this Agreement.

(k) The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

GA ITR HOLDCO, L.P.

By:	General Atlantic LLC, its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Managing Director

[Signature Page to Transfer Agreement]

BEAGLE PARENT LLC

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: President

[Signature Page to Transfer Agreement]

ITR HOLDCO GP LLC

By:	GA ITR Holdco, L.P. its Member

By:	General Atlantic LLC, its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Managing Director

By:	H&F ITR Holdco, L.P. its Member

By:	Hellman & Friedman LLC,
its General Partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Transfer Agreement]

GA-H&F ITR HOLDCO, L.P.

By:	ITR HOLDCO GP, LLC, its general partner

By:	/s/ Christopher Lanning
Name: Christopher Lanning
Title: Manager

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Manager

[Signature Page to Transfer Agreement]

H&F ITR HOLDCO, L.P.

By:	Hellman & Friedman Investors VI, L.P.,
its general partner

By:	Hellman & Friedman, LLC, its General Partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Transfer Agreement]

Schedule 7(b)

Knowledge of the H&F Member

Brian Doyle

Georgie Lee

Arrie Park

Allen Thorpe